ORYX ENERGY COMPANY
                 COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
                        TO FIXED CHARGES - UNAUDITED (a)

                             (Millions of Dollars)

                             Three Months
                          Ended September 30    Ended September 30
                                 1994                   1994
                               -------               --------

RATIO OF EARNINGS TO FIXED

Fixed Charges:
 Consolidated interest cost
   and debt expense             $  41                 $  121
 Interest allocable to rental
   expense (b)                      4                     10

     Total                      $  45                  $ 131
Earnings:
 Consolidated loss before
   provision for income taxes   $ (54)                 $(310)
 Fixed charges                     45                    131
 Interest capitalized              (2)                    (9)
 Amortization of previously
   capitalized interest             4                     10
                               -------                 -------
     Total                      $  (7)                 $(178)
                                ======                 ======

Ratio of Earnings to Fixed
  Charges (c)                   ======                 ======

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED STOCK
 DIVIDEND REQUIREMENTS:
Fixed Charges:
 Consolidated interest cost
   and debt expense             $  41                  $ 121
 Preferred stock dividend
   requirements                     -                      1
 Interest allocable to rental
   expense (b)                      4                     10
                                ------                 ------

     Total                      $  45                  $ 132
                                ======                 ======
Earnings:
 Consolidated loss before
   provision for income taxes   $ (54)                 $(310)
 Fixed charges                     45                    132
 Interest capitalized              (2)                    (9)
 Amortization of previously
   capitalized interest             4                     10
                                ------                 ------
     Total                      $  (7)                 $(177)
                                ======                 ======
Ratio of Earnings to Fixed
  Charges (c)                   ======                 ======

(a) The consolidated financial statements of Oryx Energy Company include the accounts of all subsidiaries (more than 50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(c) Since earnings for the three and nine months ended September 30 were less than zero, the ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividend requirements are not meaningful and accordingly, have not been presented. Earnings for the three and nine months ended September 30 were inadequate to cover fixed charges and preferred stock dividend requirements by $52 million and $309 million.